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EXHIBIT 5

July 28, 2003

Bristol-Myers Squibb Company
345 Park Avenue
New York, New York 10154

Re:	Bristol-Myers Squibb Company—Registration Statement on Form S-8 relating to the Bristol-Myers Squibb Company 2002 Stock Incentive Plan, as amended effective July 17, 2002, Bristol-Myers Squibb Company 1997 Stock Incentive Plan, as amended effective July 17, 2002, Bristol-Myers Squibb Company 2000 Non-Employee Directors' Stock Option Plan, effective as of May 2, 2000, Bristol-Myers Squibb Company Executive Performance Incentive Plan, effective as of January 1, 2003, Bristol-Myers Squibb Company Employee Incentive Thrift Plan, Bristol-Myers Squibb Puerto Rico, Inc. Savings and Investment Program, and Bristol-Myers Squibb Company Savings and Investment Program (the "Registration Statement")

Gentlemen:

        In connection with the proposed sale of up to 132,515,000 shares of the common stock par value $.10 (the "Shares") of Bristol-Myers Squibb Company (the "Company") pursuant Bristol-Myers Squibb Company 2002 Stock Incentive Plan, as amended effective July 17, 2002, Bristol-Myers Squibb Company 1997 Stock Incentive Plan, as amended effective July 17, 2002, Bristol-Myers Squibb Company 2000 Non-Employee Directors' Stock Option Plan, effective as of May 2, 2000, Bristol-Myers Squibb Company Executive Performance Incentive Plan, effective as of January 1, 2003, Bristol-Myers Squibb Company Employee Incentive Thrift Plan, Bristol-Myers Squibb Puerto Rico, Inc. Savings and Investment Program, and Bristol-Myers Squibb Company Savings and Investment Program (the "Plans") with respect to which a Registration Statement on Form S-8 has been prepared for filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, I have examined or supervised the examination of such corporate records, other documents and questions of law as I considered necessary for the purpose of this opinion.

        I am of the opinion that, in respect of Shares that may be originally issued by the Company in connection with the Plans, when:

  (a)
  the applicable provisions of the Securities Act of 1933 and of State securities "blue sky" laws shall have been complied with;

  (b)
  the Company's Board of Directors shall have duly authorized the issue and sale of the Shares; and

  (c)
  the Shares shall have been duly issued and paid for (in an amount not less than $.10 par value thereof);

the Shares will be legally issued, fully paid and nonassessable.

        I hereby consent to the use of this opinion as an Exhibit to the Registration Statement on Form S-8 and to the reference to me under the caption "Legal Opinion" or "Interests of Named Experts and Counsel" in the Registration Statement and any related Prospectus, and any amendments thereto, filed or distributed in connection with the Plans. In giving such consent, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ JOHN L. MCGOLDRICK John L. McGoldrick Executive Vice President & General Counsel Bristol-Myers Squibb Company

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  EXHIBIT 5